Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated February 26, 2020 (April 1, 2020, as to the subsequent events described in Note 15), relating to the consolidated financial statements of Keros Therapeutics, Inc. and its subsidiary included in Registration Statement on Form S-1 (No. 333-250010) of Keros Therapeutics, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 12, 2020